Exhibit 1.1
Company Number: 1800000
COMPANY LIMITED BY SHARES
ARTICLES of ASSOCIATION
of
BRITISH TELECOMMUNICATIONS public limited company
(Adopted by a special resolution on 5 August 2010)
1	PRELIMINARY

1.1	Any regulations made under the legislation containing standard articles of association do not apply to the Company.

1.2	The following table gives the meaning of certain words and phrases as they are used in the Articles. However, the meaning given in the table does not apply if that meaning is inconsistent with the context in which a word or phrase appears:

Act	the Companies Act 2006, including any amendment to it or its inclusion in a later Act

address	includes, in relation to electronic communications, any number or address used for the purpose of that communication

Articles	these Articles, including any changes made to them

Auditor	the auditor of the Company and, where two or more people are appointed to act jointly, any one of them

Board	all or any of the directors of the Company acting as a board

BT Group plc	BT Group plc or, if this is not BT Group plc, the company which is the holding company at the time in question of the group of companies of which the Company is part

clear days	in relation to the period of a notice, the number of days does not include the two days between which the interval is measured. For example, if notice is given a number of clear days before a meeting, neither the date notice is delivered, or treated as delivered, nor the date of the meeting is taken into account

company	a corporate body

communication	includes a communication comprising sounds or images or both and a communication effecting a payment

electronic communication	a communication transmitted (whether from one person to another, from one device to another or from a person to a device or vice versa):

(a) by means of an electronic communications network; or (b) by other means but while in an electronic form such as by email, text message, fax, sending a disk by post, or telephone if recorded

executed	includes any mode of execution

holder	in relation to shares, the member whose name is entered in the register of members as the holder of the shares

Interested Directors	Directors who have or could have a direct or indirect interest in a matter which conflicts, or could conflict, with the interests of the Company

legislation	the Act and all other laws and regulations applying to the Company

office	the registered office of the Company

officer	includes a director, manager and company secretary but does not include an Auditor

person or people	includes companies and unincorporated associations

proxy form	includes any document or electronic communication which appoints a proxy

seal	any common seal of the Company

Secretary	a person appointed by the Board to do work as the company secretary including an assistant (who does not need to be appointed by the Board under Article 40), deputy or temporary company secretary. Where two or more people are appointed to act jointly, it includes any one of them

United Kingdom	Great Britain and Northern Ireland

written or in writing	in writing, or in any way of representing or copying words legibly so that they are permanent, or using electronic communications

Year	calendar year

1.1.	The singular includes the plural, and the other way around.

1.4	Words or expressions contained in these Articles mean the same as in the Act, unless the Articles define them differently, or the way in which they are used is inconsistent with the definition in the Act.

1.5	Where the legislation or the Articles say that something can be done by passing an ordinary resolution, this can also be done by passing a special resolution.

1.6	Where the Articles refer to a document being made effective this means being signed, sealed or executed in some other legally valid way.

1.7	Where the Articles refer to a show of hands, a member may vote in person at a meeting (including by electronic means or electronic communications or any other method which the Board approves).

2.	LIABILITY OF MEMBERS
The liability of each member is limited to the amount (if any) unpaid on the shares held by that member.
3.	SHARES

3.1	Subject to the legislation and without limiting any rights attached to any existing shares:
•	any share may be issued with the rights or restrictions the Company decides by ordinary resolution; and

•	shares may be issued which are to be redeemed or are to be liable to be redeemed at the option of the Company or the holder on the terms, conditions and in the way the Company decides by ordinary resolution.
The Board can also take these decisions if the members have not passed a resolution that covers the point. The rights, restrictions, terms and conditions attached to any shares issued under this Article apply as if they were set out in the Articles.

3.2	Subject to Article 3.3, the Company will only be affected by, or recognise, a current and absolute right to whole shares. The fact that all or any part of a share may not be owned outright by the registered owner is not of concern to the Company, for example, if a share is held on any kind of trust. This applies even if the Company knows about the ownership of the share.

3.3	The only exceptions to Article 3.2 are any rights expressly given by the Articles, or which the Company has a legal duty to recognise.

4.	ALLOTMENT OF SHARES AND PRE-EMPTION RIGHTS

4.1	This Article regulates the Board’s authority to allot shares and their power to allot equity securities for cash and to sell treasury shares for cash.

4.2	For the purposes of section 549 of the Act, the Board are authorised, generally and without conditions, under section 551 of the Act, to allot shares and to grant rights to subscribe for or to convert any security into shares in the Company. They are authorised to allot shares and grant rights for any prescribed period. The maximum amount of shares which the Board can allot and rights which the Board can grant in each period is the Section 551 Amount.

4.3	The Board have the power to allot equity securities under the general authority in Article 4.2, entirely paid for in cash, free of the restriction in section 561(1) of the Companies Act. They have the power to allot equity securities for any prescribed period. The maximum amount of equity securities which the Board can allot or sell is the Section 561 Amount.

4.4	During each prescribed period, the Board can make offers, and enter into agreements, which would, or might, need shares or equity securities to be allotted or sold, or rights to be granted, after those periods.

4.5	In this Article:
•	prescribed period means any period fixed by the shareholders by passing a resolution at a General Meeting. These resolutions can take the form of:
•	an ordinary resolution fixing a prescribed period under Article 4.2;

•	a special resolution fixing a prescribed period under Article 4.3;

•	a special resolution fixing identical prescribed periods under Articles 4.2 and 4.3; or

•	a special resolution fixing different prescribed periods under Articles 4.2 and 4.3;
•	the Section 551 Amount for any prescribed period is that stated in a relevant resolution passed by the shareholders at a General Meeting;

•	the Section 561 Amount for any prescribed period is that stated in a relevant resolution; and

•	in working out any maximum amounts of securities, the face (or nominal) value of rights to subscribe for shares, or to convert any securities into shares, will be taken as the face value of the shares which would be allotted if the subscription or conversion takes place.
5.	SHARE CERTIFICATES

5.1	When a member is first registered as the holder of any shares, that member is entitled, free of charge, to one certificate for all the shares of each class which the member holds.

5.2	If a member receives more shares of any class, that member is entitled, free of charge, to a certificate for the extra shares.

5.3	If a member transfers some of the shares covered by a certificate, that member is entitled, free of charge, to a new certificate for the balance if the balance is also covered by a certificate.

5.4	The Board can decide how share certificates are made effective. For example, they can be:
•	signed by two directors or one director and the Secretary;

•	sealed with the seal; or

•	printed, in any way, with a copy or representation of those signatures or the seal.
The representation can be made or produced mechanically, electronically or in any other way the Board approve.

5.5	A share certificate must state the number and class of shares to which it relates and the amount paid up on those shares. It cannot be for shares of more than one class.

6	NEW SHARE CERTIFICATES

6.1	A member can ask the Company for a new certificate if the original is:
•	worn out, damaged or defaced; or

•	lost, stolen or destroyed.
The Board can require the member to pay the Company’s exceptional out of pocket expenses for issuing a new certificate.

6.2	If a certificate has been worn out, damaged or defaced, the Company can require the certificate to be delivered to it before issuing a replacement. If a certificate is stolen, lost or destroyed, the Company can require satisfactory evidence, and an indemnity, before issuing a replacement.

7	TRANSFER OF SHARES

7.1	Every transfer of a share must be in writing, and either in the usual form or another form approved by the Board.

7.2	A transfer form must be signed, or made effective in some other way, by or on behalf of the person making the transfer and, unless the share is fully paid, by or on behalf of the person to whom the shares are being transferred.

7.3	If any holding company delivers to the Company a notice in writing claiming to be signed by a director or the Secretary, Assistant or Deputy Secretary of the holding company stating that any share in the Company is held by the holder of that share as the nominee of the holding company and naming another person as having been authorised by the holding company to sign transfers in place of the holder, the Board will be entitled and bound to give effect to any transfer of that share signed or made effective by the person named as transferor in all respects as if the transfer were signed by the holder of the share.

8	ALTERATION OF SHARE CAPITAL

8.1	The Company can pass ordinary resolutions to do any of the following:

•	consolidate, or consolidate and then divide, all or any of its share capital into shares of a larger amount than its existing shares;

•	divide its shares, or any of them, into shares of a smaller amount and the resolution may decide that, as between the shares resulting from the division, any of them may have any preference or advantage as compared with the others.
8.2	If any shares are consolidated or divided, the Board have power to deal with any fractions of shares which result or any other problem that arises. If the Board decide to sell any shares representing fractions, they must sell for the best price they can reasonably obtain and distribute the net proceeds of sale to the members in proportion to their fractional entitlements. The Board can sell to a person (including the Company, if the legislation allows this) and can authorise a person to transfer those shares to the buyer or in accordance with the buyer’s instructions. The buyer does not need to take any action to check how any money paid is used. The buyer’s ownership will not be affected if the sale is irregular or invalid in any way.

8.3	The members can pass a special resolution to reduce in any way:
•	the Company’s share capital; or

•	a capital redemption reserve or share premium account.
This is subject to any restrictions under the legislation.

9	PURCHASE OF OWN SHARES
The Company can use all the powers given by the legislation to purchase any of its own shares (including any redeemable shares) and, if permitted by the legislation, does not have to make a payment in respect of the redemption or purchase of its own shares only out of distributable profits of the Company or the proceeds of a fresh issue of shares and can make it in any other way available to it.
10	GENERAL MEETINGS
The Board can decide to call general meetings. If there are not enough directors in the United Kingdom to call a general meeting, any director or any member of the Company may call a general meeting.
11	NOTICE OF GENERAL MEETINGS

11.1	An annual general meeting must be called by at least 21 clear days’ written notice. All other general meetings must be called by at least 14 clear days’ written notice but a general meeting may be called by shorter notice if this has been agreed:
•	where an annual general meeting is involved, by every member entitled to attend and vote at the meeting; and

•	where any other meeting is involved, by a majority in number of the members who are entitled to attend and vote comprising a majority together holding at least 95 per cent in nominal value of the shares giving that right.

11.2	The notice must state:
•	the date and time of the meeting;

•	where the meeting is to be held; and

•	the general nature of the business to be dealt with at the meeting.
11.3	Notices of meetings must be given to the members, unless the Articles or the rights of the shares say they are not entitled to receive them from the Company. Notice must also be given to the Board and to the Auditor (if any).

11.4	If a notice or other document relating to a meeting or other proceeding is accidentally not sent or received, the meeting or other proceeding will not be invalid as a result.

12	PROCEEDINGS AT GENERAL MEETINGS

12.1	No business can be conducted at any meeting unless a quorum is present.

12.2	Two persons entitled to vote on the business to be conducted, each being a member or a proxy for a member or a duly authorised representative of a company, will form a quorum. If this quorum is not present within half an hour from the time set for the meeting, or if during a meeting this quorum ceases to be present, the meeting will be adjourned to the day, time and place the Board decide.

12.3	A director who is not a member is still entitled to receive notice of and attend and speak at any general meeting and at any separate meeting of the holders of any class of shares in the Company.

12.4	The members present may appoint a director (who need not be a member of the Company) or any one of their number to chair the meeting. The chairman may, with the consent of a meeting at which a quorum is present (and must if so directed by the meeting), adjourn the meeting to a date, time and place which the chairman decides, or indefinitely. Meetings can be adjourned more than once. A reconvened meeting can only deal with business that could have been dealt with at the meeting which was adjourned. When a meeting is adjourned it will not be necessary to give notice of the time and place of the adjourned meeting nor the general nature of the business to be conducted.

12.5	A resolution put to the vote of a meeting will be decided on a show of hands unless a poll is demanded as soon as, or before, the result of the show of hands is declared by the chairman. Subject to the legislation, a poll can be demanded by:
•	the chairman; or

•	any member entitled to vote at the meeting (or their proxy).
The chairman can also demand a poll before all, some or any of the resolutions are put to the vote on a show of hands. A proxy can speak at a general meeting and demand or join in demanding a poll.

12.6	The following applies when there is a vote on a show of hands and no poll is demanded or a demand for a poll is withdrawn. Any of the following declarations about a resolution by the chairman of the meeting is conclusive proof that it has been:
•	passed or not passed; or

•	passed by a particular majority.
An entry in respect of this kind of declaration in the minutes of the meeting is also conclusive evidence of that fact. There is no need to prove the number or proportion of votes recorded for or against a resolution

12.7	The demand for a poll can be withdrawn if the chairman agrees to this. A withdrawn demand will not invalidate the result of a show of hands declared before the demand was made. If a poll is demanded before the declaration of the result of a show of hands and the demand is properly withdrawn, the meeting will continue as if the demand had not been made.

12.8	There is no need to give notice of a poll not taken immediately if the time and place at which it is to be taken are announced at the meeting at which it is demanded. Otherwise at least seven clear days’ notice must be given specifying the time and place at which the poll is to be taken.

12.9	A poll can be taken either at the meeting or within 30 days. Subject to this, the chairman can decide where, when and how a poll will be taken. The result of the poll will be treated as the decision of the meeting where the poll was demanded, even if the poll is taken after the meeting.

12.10	A demand for a poll on a particular matter does not stop a meeting from continuing and dealing with other matters. But once all these matters have been dealt with, the meeting is treated as having ended immediately after the poll has been taken, even though the result of the poll is to be worked out and announced later.

12.11	Any member or director may participate in a properly convened general meeting by means of a videoconference or any communications equipment which allows all persons participating in the meeting to see, hear and speak to each other. A person participating in this way will be treated as present in person at the meeting and will be entitled to vote and be counted in the quorum. For the purposes of all other provisions of these Articles (unless the context requires otherwise) the members will be treated as meeting in one place, which will be the place stated in the notice of meeting, and, if more than one place is stated in the notice (which will be permitted), it will be the place stated in the notice where the chairman presides.

13	VOTES OF MEMBERS

13.1	Where there is a vote on a show of hands, a member present at a meeting in person or by proxy has one vote. Where there is a poll, a member present in person or by proxy has one vote for every share which they hold or represent. This is subject to any special rights or restrictions which are given to a class of shares and to the Articles.

13.2	An objection to the right of a person to vote must be made at the meeting (or adjourned meeting) at which the vote is cast. If a vote is not disallowed at a meeting, it is valid for all purposes. An objection must be raised with the chairman of the meeting. The chairman’s decision is conclusive.

13.3	A member may appoint more than one proxy to attend on the same occasion. If a member votes on a poll, they do not have to use all of their votes or cast all their votes in the same way, but each proxy must be appointed to exercise rights in respect of a different share or shares held by the member.

13.4	A proxy is appointed using a proxy form or in any other way, and subject to any terms and conditions, the Board decide. For example, the Board can decide that a proxy can be appointed using electronic communications.

13.5	A proxy need not be a member.

13.6	A proxy form:
•	must be in writing; and

•	can be in any form which is commonly used or in any other form that the Board approve.
13.7	A proxy form given by:
•	an individual must be signed by the individual or an attorney who is authorised to act on behalf of the individual or comply with the requirements of Article 49.6; and

•	a company must be sealed with the company’s seal or signed by an officer of the company or an attorney who is authorised to act on behalf of the company or comply with Article 49.6.
Signatures need not be witnessed.

13.8	A proxy form must be received at the place or address stated in the notice of meeting or proxy form or in any invitation contained in an electronic communication to appoint a proxy or, if no place or address is stated, at the office, addressed to the person or officer stated, or can be delivered to the chairman of the Board, Secretary or any director at:
•	the meeting itself;

•	any adjourned meeting; or

•	the time or place of any poll.
This delivery can be made by post, by hand or by electronic communications. If the Board decide that a proxy can be appointed in any other way, notice of the appointment must be received as the Board specifies.

13.9	A vote cast or poll demanded by proxy or by a properly authorised representative of a company will be valid even though the member who appointed the proxy has revoked or ended the:
•	appointment; or

•	authority of the person who made the appointment.

However, this does not apply if written or oral notice of any of these events has been received in the way specified for the appointment of proxies before the meeting or adjourned meeting in question began or (where the poll is taken on a different time or day as the meeting or adjourned meeting) the time set for taking the poll.

14	NUMBER OF DIRECTORS
There must be at least two directors. The members can vary this minimum and/or decide or vary a maximum number of directors by passing an ordinary resolution.
15	ALTERNATE DIRECTORS

15.1	Any director (except an alternate director) can appoint any other director, or any other person willing to act, to be that director’s alternate director, either for a particular meeting or until removed, or remove them from office by signing a written notice to the Company.

15.2	A director or any other person can act as alternate director to represent more than one director. An alternate director can vote for every director whom he represents in addition to his own vote (if any) as a director at meetings of the Board or any committee of the directors but the alternate director will count as only one for the purpose of deciding whether a quorum is present.

15.3	An alternate director will be entitled:
•	to receive notice of all meetings of the Board and of all meetings of committees of directors of which the person who appointed them is a member;

•	to attend and vote at any meeting at which the director appointing the alternate is not personally present; and

•	generally to perform all the functions of the person who appointed them as a director when the director is absent, but will not be entitled to receive any remuneration from the Company for services as an alternate director;

•	contract and be interested in and benefit from contracts or arrangements or transactions; and

•	be repaid expenses and indemnified to the same extent as if the person were a director.
15.5	It will not be necessary to give notice of a meeting to an alternate director who is absent from the United Kingdom.

15.4	An alternate director will stop being an alternate director if their appointor ceases to be a director.

15.5	Except where the Articles state something different, an alternate director will be treated for all purposes as a director and will be solely responsible for their own acts and defaults. The alternate will not be treated as the agent of the director appointing them.

16	DIRECTORS’ RESOLUTIONS IN WRITING

A directors’ written resolution can be signed by those directors who:
•	are in the United Kingdom at the time;

•	would be entitled to vote on the resolution at a Board meeting; and

•	together meet the quorum requirements for Board meetings.
This kind of resolution is just as valid and effective as a resolution passed by those directors at a meeting which is properly called and held. The resolution can be passed using several copies of a document, if each copy is signed by one or more directors. These copies can be made using electronic communications. No signature is necessary if electronic communications are used, subject to any terms and conditions that the Board decide. A resolution signed by an alternate director need not also be signed by his appointor and, if it is signed by a director who has appointed an alternate director, it need not be signed by the alternate director in that capacity.

17	DELEGATION OF DIRECTORS’ POWERS TO COMMITTEES

17.1	The Board can delegate any of their powers, authorities or discretions to committees of one or more directors or other people. If the Board have delegated a power, authority or discretion to a committee, any references in the Articles to using that power, authority or discretion include its use by the committee. A committee must comply with any regulations made by the Board. These regulations can require or allow people who are not directors to be co-opted onto the committee and can give voting rights to co-opted members, who can be counted in the quorum.

17.2	Unless the Board specifically decide not to allow this, a committee can sub-delegate powers and discretions to sub-committees or other people.

17.3	References in the Articles to committees include sub-committees permitted under this Article.

17.4	If a committee includes two or more members, the Articles which regulate Board meetings and their procedure will also apply to committee meetings (if possible), unless these are inconsistent with any regulations for the committee which the Board has made under Article

17.5	A committee or sub-committee can be called a “board” or “council” or any other name the Board decide.

18	DIRECTORS’ MANAGEMENT POWERS

18.1	The Board will manage the Company’s business. They can use all the Company’s powers, except where the legislation or the Articles say that powers can only be used by the members voting to do so at a general meeting. The general management powers under this Article are not limited in any way by specific powers given to the Board by other Articles.
18.2	The Board’s management powers are subject to:
•	the legislation;

•	the Articles; and

•	any other requirements which are consistent with the legislation and the Articles and are approved by the members passing an ordinary resolution.
18.3	If a change is made to the Articles or the members approve a requirement relating to something which the Board have already done which was within their powers, that change or requirement cannot invalidate the Board’s previous action.

19	DELEGATION OF POWERS TO DIRECTORS OR THE SECRETARY

The Board can give a director or the Secretary any of the powers which they have jointly as the Board. These powers can be given on any terms and conditions the Board decide either in parallel with, or in place of, the powers of the Board acting together. These powers can include the power to sub-delegate. The Board can change the basis on which these powers are given or withdraw them from the director or Secretary. No person dealing in good faith who does not know about the change or withdrawal will be affected by it.

20	POWER TO APPOINT AGENTS

20.1	The Board can appoint a person (including the members of a group which changes over time) as the Company’s agent. The agent can either be appointed directly by the Board, or the Board can give another person the power to select an agent. The Board can decide the purposes, powers, authorities and discretions of an agent. But they cannot give an agent a power, authority or discretion which the Board do not have under the Articles.

20.2	The Board can decide how long an appointment of an agent will last for and they can apply any terms and conditions to it. The appointment can include any provisions which the Board decide for the protection and convenience of a person dealing with the agent. The appointment can also allow the agent to sub-delegate all or any of their powers, authorities or discretions to any other person.

21	POSITIONS WITH TITLES INCLUDING THE WORDS “DIRECTOR”

The Board can appoint a person to a position having a title including the word “director” or give a title including the word “director” to an existing position and can end that appointment or the use of that title. The use of the word “director” in the title of a position does not imply that the holder is a director of the Company and the holder does not have the power to act as a director of the Company and is not treated as a director of the Company for the purposes of the Articles.

22	SIGNATURES ON CHEQUES

All cheques, promissory notes, drafts, bills of exchange and other instruments (whether negotiable or transferable or not) and all receipts for money paid to the Company can be signed, drawn, accepted, endorsed or made effective in any way the Board decide. For the purposes of this Article, reference to a document being made effective means the document being signed, sealed or executed in some other legally valid way.

23	POWER TO PROVIDE FOR BENEFIT OF EMPLOYEES AND FORMER EMPLOYEES

The Board can, by passing a resolution, exercise any powers given by the legislation to provide for the benefit of employees and former employees of the Company or any of its subsidiaries or holding companies or subsidiaries of any of those holding companies in connection with the ending of the business or the transfer to a person of all or any part of the business and assets of the Company or that subsidiary or holding company or subsidiary of that holding company.

24	APPOINTMENT OF DIRECTORS

24.1	A holding company will have power at any time to appoint any person or persons as a director or directors, either as an addition to the existing directors or to fill any vacancy, and to remove from office any director appointed in this way or in any other way. Any appointment or removal must be in writing signed by one of the directors or the Secretary of the holding company or any other person properly authorised to sign on its behalf or comply with Article 49.6.

24.2	Subject to Article 24.1 the Company can appoint a person by ordinary resolution who is willing to act to be a director either to fill a vacancy or as an additional director.

24.3	The Board can appoint a person who is willing to act to be a director, either to fill a vacancy or as an additional director. Directors can only be appointed under this Article within the maximum number of directors which applies under the Articles (including any variation of that maximum approved by ordinary resolution).

25	DISQUALIFICATION AND REMOVAL OF DIRECTORS

25.1	A person automatically ceases to be a director as soon as:
•	that person ceases to be a director under the legislation, is prohibited from being a director by law, or is removed from office under the Articles;

•	a bankruptcy order is made against that person;

•	a composition is made with that person’s creditors generally in satisfaction of that person’s debts;

•	a registered medical practitioner who is treating that person gives a written opinion to the company stating that that person has become physically or mentally incapable of acting as a director and may remain so for more than three months;

•	by reason of that person’s mental health, a court makes an order which wholly or partly prevents that person from personally exercising any powers or rights which that person would otherwise have;

•	that person resigns his or her office by written notice to the Company or offers in writing to resign and the Board pass a resolution accepting the offer; or

•	that person has a service or employment contract with the Company or BT Group plc or any other subsidiary of BT Group plc which expires or is terminated for any reason and is not renewed or replaced within 14 days; or

•	that person is removed from office in accordance with Article 24.1.
25.2	If a director ceases to be a director, the director automatically ceases to be a member of any Board committee or sub-committee.

26	REMUNERATION OF THE DIRECTORS
The directors will be entitled to the remuneration set by the Company in an ordinary resolution and, unless the resolution provides something different, the remuneration will be treated as accruing daily.
27	DIRECTORS’ EXPENSES
The Board can repay directors all expenses properly incurred by them in attending and returning from meetings of the Board, committees, sub-committees of the Board, general meetings, or in any other way in connection with the Company’s business.
28	DIRECTORS’ APPOINTMENTS
The Board can appoint one or more directors to any executive position they decide. As far as the legislation allows, they can decide how long these appointments will be for and what their terms will be. They can also vary the terms of or end these appointments. If a director ceases to be a director, the director automatically ceases to hold any executive position in the Company. If a director’s appointment is varied or ends because of this Article, this does not prejudice any claim against the Company for breach of contract.
29	AUTHORISING DIRECTORS’ CONFLICTS OF INTEREST

29.1	For the purposes of section 175 of the Act, the Board can authorise any matter which:
•	would or could be a breach of a director’s duty under that section; or

•	could result in a breach of a director’s duty under that section.

This authorisation will avoid a situation arising in which the director has, or could have, a direct or indirect interest that conflicts, or could conflict, with the interests of Company.

29.2	For authorisation of a matter under this Article to be effective:
•	the matter in question must have been proposed in writing for consideration at a Board meeting, in accordance with the Board’s normal procedures or in any other way the Board may decide;

•	any quorum requirement at the Board meeting when the matter is considered must be met without counting any Interested Directors; and

•	the matter must be agreed without the Interested Directors voting, or would have been agreed if the votes of the Interested Directors had not been counted.
29.3	Any matter authorised under this Article will include any existing or potential conflict of interest which it is reasonable to expect will arise out of the authorised matter.

29.4	Any authorisation of a matter under this Article will be subject to any conditions or limitations decided on by the Board. The Board can decide the conditions or limitations at the time authorisation is given, or later on, and can end them at any time. A director must comply with any obligations the Board impose on the director after a matter has been authorised.

29.5	A director does not have to hand over to the Company any benefit which the director receives (or a person connected with the director receives) as a result of anything the Board has authorised under this Article. No contract of the type described in this Article can be cancelled because of any director’s interest or benefit.

30	DIRECTORS MAY HAVE CERTAIN INTERESTS

30.1	Subject to compliance with Article 30.2, a director can have the following interests:
(a)	a director (or a person connected with the director) can be a director, officer or employee of, or have an interest in (including holding shares), any Relevant Company;

(b)	a director (or a person connected with the director) can have an interest in any Relevant Company the Company has an interest in or be a party to a contract with that company;

(c)	a director (or a person connected with the director, or any firm the director is a partner, employee or shareholder of) can do professional work for any Relevant Company (other than as an Auditor) whether or not payment is made for the work;

(d)	an interest if it cannot reasonably be regarded as likely to give rise to a conflict of interest;

(e)	an interest if the director is not aware of the interest or of the transaction or arrangement giving rise to the interest (for these purposes the director will be treated as being aware of matters if it is reasonable to expect the director to be aware of them);

(f)	an interest in any matter authorised under Article 29.1; or

(g)	any other interest authorised by ordinary resolution.
No authorisation under Article 29 (other than under paragraph (f) of this Article) is required for any interests under this Article.

30.2	The director must declare the nature and extent of any interest allowed under Article 30.1 and not falling within Article 30.3, at a Board meeting or in the manner set out in section 184 or 185 of the Act.

30.3	A director does not need to declare an interest:
•	if it cannot reasonably be regarded as likely to give rise to a conflict of interest;

•	if the director is not aware of the interest or of the transaction or arrangement giving rise to the interest (for these purposes the director will be treated as being aware of matters if it is reasonable to expect the director to be aware of them);

•	if the interest relates to any matter which has been authorised under Article 29.1;

•	if the other directors already know about the interest (and for this purpose the other directors will be treated as knowing about the interest if it is reasonable to expect they know about it); or

•	if the interest concerns the terms of the director’s service contract that have been or are to be considered at a Board meeting or at a committee meeting of directors appointed for the purpose under these Articles.
30.4	A director does not have to hand over to the Company any benefit which the director (or a person connected with the director) receives:
•	from any contract or from any office or employment or from any interest in any Relevant Company; or

•	for any payment as referred to in Article 30.1. No contract of the type described in Article 30.1 can be cancelled because of any director’s interest or benefit.
30.5	In this Article each of the following is a Relevant Company:
•	the Company;

•	a subsidiary undertaking of the Company;

•	any holding company of the Company or a subsidiary undertaking of any such holding company;

•	any company promoted by the Company; or

•	any company in which the Company is otherwise interested.
31	WHEN DIRECTORS CAN VOTE ON THINGS IN WHICH THEY ARE INTERESTED

31.1	Unless this Article says otherwise, and regardless of whether the interest is one which is authorised under Article 29 or allowed under Article 30, a director cannot vote (and if the director does vote, such vote will not be counted) on a resolution about a contract in which the director (or a person connected with the director) is interested.

31.2	A director cannot be counted in the quorum for a Board meeting in relation to any resolution on which the director is not entitled to vote.

31.3	If the legislation allows, a director can (unless the director has some other interest as well as an interest allowed by this Article) vote and be counted in the quorum on a resolution concerning a contract:
(a)	in which the director has an interest of which the director is not aware;

(b)	in which the director has an interest which cannot reasonably be regarded as likely to give rise to a conflict of interest;

(c)	in which the director has an interest only because the director is a holder of shares, debentures or other securities of the Company, or by reason of any other interest in or through the Company;

(d)	which involves the giving of any security, guarantee or indemnity to the director or any other person for:
•	money lent or obligations incurred by the director or by any other person at the request of or for the benefit of the Company or the benefit of any of its subsidiary undertakings; or

•	a debt or other obligation which is owed by the Company or any of its subsidiary undertakings to that other person if the director has taken responsibility for all or any part of that debt or obligation by giving a guarantee, security or indemnity;
(e)	where the Company or any of its subsidiary undertakings is offering any shares, debentures or other securities for subscription or purchase:
•	to which the director is or may be entitled to participate as a holder of the Company’s or BT Group plc’s securities; or

•	where the director will be involved in the underwriting or sub-underwriting;
(f)	relating to any other company in which the director has an interest, directly or indirectly (including holding a position in that company) or is a shareholder, creditor, employee or otherwise involved in that company. These rights do not apply if the director owns one per cent or more of that company or of the voting rights in that company;

(g)	relating to an arrangement for the benefit of the Company’s employees or former employees of the Company or any of the Company’s subsidiary undertakings which only gives the directors the same benefits that are generally given to the employees or former employees to whom the arrangement relates;

(h)	relating to the Company buying or renewing insurance for any liability for the benefit of directors or for the benefit of persons who include directors;

(i)	relating to the giving of indemnities in favour of directors;

(j)	relating to the funding of expenditure by any director or directors:
•	on defending criminal, civil or regulatory proceedings or actions against the director or the directors;

•	in connection with an application to the court for relief; or

•	on defending the director or the directors in any regulatory investigations;
(k)	which enables any director or directors to avoid incurring expenditure as described in paragraph (j); and

(l)	in which the director’s interest, or the interest of directors generally, has been authorised by an ordinary resolution.
31.4	This Article applies if the Board are considering proposals to appoint two or more directors to positions with the Company or any company in which the Company has an interest. It also applies if the Board are considering fixing or varying the terms of the appointment. These proposals can be split up to deal with each proposed director separately. If this is done, each proposed director can vote (unless the proposed director is prevented from voting under Article 31.1) and be counted in the quorum for each resolution, except the one concerning that director.

31.5	If a question comes up at a meeting about whether a director (other than the chairman of the meeting) has a material interest or whether the director can vote or be counted in the quorum, and the director does not agree to abstain from voting on the question or not be counted in the quorum, the question must be referred to the chairman of the meeting. The chairman’s ruling about the director is conclusive, unless the nature or extent of the director’s interests have not been fairly disclosed to the Board. If the question comes up about the chairman of the meeting, the question will be decided by a resolution of the Board. The chairman cannot vote on the question but can be counted in the quorum. The Board’s resolution about the chairman is conclusive, unless the nature or extent of the chairman’s interests have not been disclosed to the Board.

32	CONFIDENTIAL INFORMATION

32.1	Subject to Article 32.2, if a director receives information for which the director owes a duty of confidentiality to a person other than the Company, and the director did not receive the information because of their position as a director, the director will not be required to:
•	disclose such confidential information to the Company or to the Board, or to any director, officer or employee of the Company; or

•	use or apply such confidential information in any other way in connection with the director’s duties as a director.
32.2	If a duty of confidentiality arises out of a situation in which the director has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the Company, Article 32.1 will apply only if the conflict arises out of a matter which has been authorised under Article 29 or falls within Article 30.

32.3	This Article does not affect any equitable principle or rule of law which may excuse or release the director from disclosing information, in circumstances where disclosure may otherwise be required under this Article.

33	DIRECTORS’ INTERESTS — GENERAL

33.1	For the purposes of Articles 29 to 33:
•	a reference to a contract includes a reference to an existing or proposed contract, transaction or arrangement;

•	a director will be treated as owning one per cent or more of a company if the director (together with those persons connected with the director) holds an interest in shares representing one per cent or more of:
•	a class of issued equity share capital; or

•	the voting rights of that company;
•	an interest of a person who is connected with a director will be treated as an interest of the director; and

•	section 252 of the Act will determine whether a person is connected with a director.
33.2	Where a director has an interest which it is reasonable to expect will result in a conflict of interest, the director can if asked to do so by the Board take such additional steps that are necessary or desirable to manage the conflict of interest. These steps can include complying with any procedures laid down by the Board to manage conflicts of interest generally, or carrying out any specific procedures approved by the Board for managing the situation or matter in question, including (without limitation) the director:
•	being absent from any Board meetings where the relevant situation or matter is to be considered; and

•	not being given access to documents or information made available to the Board generally in relation to such situation, or arranging for the documents or information to be reviewed by a professional adviser to determine whether it is appropriate for the director to have access to such documents or information.
33.3	The shareholders can by passing an ordinary resolution ratify any contract not properly authorised by reason of breaching any of the provisions in Articles 29 to 33.

34	PENSIONS AND OTHER BENEFITS

34.1	Subject to the remainder of this Article, the Board can decide whether to provide:
•	pensions;

•	annual payments; or

•	other allowances or benefits;
to any people including people who are or who were directors of the Company. The Board can decide to extend these arrangements to relations or dependants of, or people connected to, these people. The Board can also decide to contribute to a scheme or fund or to pay premiums to a third party for these purposes.

34.2	The Company can only provide pensions and other similar benefits to:

•	people who are or were directors but who have not been employed by, or held an office or executive position in, BT Group plc or any of its subsidiary undertakings, including the Company; and

•	relations or dependants of, or people connected to, those directors or former directors;
if the members approve this by passing an ordinary resolution.

34.3	No director or former director is accountable to the Company or the members for a benefit of any kind given in accordance with this Article. The receipt of a benefit of any kind given in accordance with this Article does not prevent a person from being or becoming a director of the Company.

35	PROCEEDINGS OF DIRECTORS

35.1	The Board can decide when and where to have meetings, how they are conducted and the quorum. They can also adjourn their meetings.

35.2	A meeting can be called by a director or the Secretary. The Secretary must also call a meeting if a director requests this.

35.3	The Board can decide how notice of Board meetings is to be given and on any terms and conditions (including oral notice). Subject to this, Board meetings are called by delivering a written notice to each director personally or by sending it to their last known address or another address given to the Company for this purpose.

35.4	A director who is out of the United Kingdom is not entitled to be given notice of a Board meeting unless:
•	notice of a Board meeting has been given in writing; and

•	the director has asked the Board in writing to send notices of Board meetings during the director’s absence to the director’s last known address or another address given to the Company for this purpose.
A director can waive notice of a meeting at any time, even if the meeting has already taken place.

35.5	Matters for decision which arise at a Board meeting will be decided by majority vote. If the votes are equal, the chairman of the meeting has a second or casting vote.

35.6	The quorum for the transaction of the business of the Board can be fixed by the Company members passing an ordinary resolution. Unless the quorum is fixed at any other number, it shall be two. A person who holds office only as an alternate director will be counted in the quorum, if his appointor is not present. A quorum of a Board meeting need only be present at the beginning of a meeting in order for business to be properly carried out at that meeting and if, during the course of a meeting, a quorum ceases to be present then the meeting can continue with its business.

35.7	Even if one or more director(s) has stopped being a director, the remaining director(s) can continue to act. If the number of directors falls below the minimum which applies under these Articles (including any variation of that minimum approved by an ordinary resolution of members), the remaining director(s) can only:
•	appoint further director(s) to make up the shortfall; or

•	convene a general meeting; or

•	ask the member(s) to appoint further director(s) under Article 24 or pass an ordinary resolution to do so.
If no director(s) are willing or able to act under this Article, any two members can call a general meeting to elect director(s).

35.8	The Board can appoint a director as chairman and may at any time remove him from that office. Unless he is unwilling to do so, the director appointed in this way will preside at every meeting of the Board at which he is present. If there is no director holding that office, or if the director holding it is unwilling to preside or is not present at the time appointed for the meeting, the directors present may appoint one of their number to be chairman of the meeting.

35.9	Everything which is done by a Board meeting, a Board committee meeting or a person acting as a director, will be valid even though it is discovered later that a director or person acting as a director was not properly appointed or elected. This also applies if it is discovered later that a person was disqualified from being a director, ceased to be a director or was not entitled to vote.

35.10	The Company may change its name by a decision of the Board.

35.11	Any of the directors or members of a committee can take part in a Board meeting or Board committee meeting by way of a:
•	video conference or conference telephone or similar equipment designed to allow everybody to take part in the meeting;

•	series of video conferences or telephone calls from the chairman of the meeting.
Taking part in this way will be treated as being present at the meeting. A meeting which takes place by a series of video conferences or telephone calls from the chairman will be treated as taking place where the chairman is. Otherwise meetings will be treated as taking place where the largest group of the participants are or, if there is no such group, where the chairman is, unless the Board decide otherwise.

36	BORROWING
To the extent that the legislation and the Articles allow, the Board can exercise all the powers of the Company to:
•	appoint further director(s) to make up the shortfall; or

•	borrow money without any upper limits and decide the borrowing terms;

•	mortgage or charge all or any part of the Company’s business, property and assets (present and future)

•	issue debentures, debenture stock and other securities; and

•	give security either outright or as collateral security for a debt, liability or obligation of the Company or another person.
37	MINUTES

37.1	The Board must have minutes made in minute books of all:
•	appointments of officers made by the Board; and

•	proceedings at meetings of the Company, of the holders of any class of shares in the Company, and of the Board, and of committees of the Board, including the names of the directors present at each of those meetings.
37.2	It will not be necessary for directors to sign their names in any minute book or other attendance book.

38	DIVIDENDS

38.1	Members can declare dividends by passing an ordinary resolution, in addition to the powers of the Board, but no dividend can exceed the amount recommended by the Board.

38.2	The Board may declare and pay dividends (whether interim or final) if it appears to them that they are justified by the profits of the Company and available for distribution. The approval of the members is not necessary for any dividend declared by the Board in this way. If the share capital is divided into different classes, the Board may pay dividends on shares which confer deferred or non-preferred rights with regard to dividend as well as on shares which confer preferential rights with regard to dividend, but no dividend can be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears. The Board may also pay at intervals settled by them any dividend payable at a fixed rate if it appears to them that the profits available for distribution justify the payment.

38.3	If the Board act in good faith they are not liable to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of a dividend on any shares having deferred or non-preferred rights.

38.4	Unless the rights attached to shares state something different, all dividends must be declared and paid according to the amounts paid up on the shares on which the dividend is paid. All dividends must be apportioned and paid proportionately to the amounts paid up on the shares during any part or parts of the period in respect of which the dividend is paid; but, if any share is issued on terms providing that it ranks for dividend as from a particular date, that share will rank for dividend accordingly.

38.5	A meeting of the Board declaring a dividend may direct that it can be satisfied wholly or partly by the distribution of assets and, where any difficulty arises on the distribution, the Board can settle it as they decide. In particular, they can:

•	issue fractional certificates;

•	value the assets for distribution purposes;

•	pay cash with a similar value to adjust the rights of members; and/or

•	transfer any assets to trustees.
38.6	A dividend or other money payable in cash relating to a share can be paid;
•	by cheque or warrant payable to the member or to another person named in a written instruction from the member;

•	by bank transfer or other electronic means directly to an account named in a written instruction from the member; and/or

•	in any other way agreed between the member and the Company.
38.7	No dividend or other money payable by the Company in respect of its shares carries a right to interest from the Company, unless the rights of the shares say something different.

38.8	Unclaimed dividends and other money payable in respect of a share can be invested or otherwise used by the Board for the benefit of the Company until they are claimed. The Board can decide to pay the unclaimed dividends and other money into a separate account, but the Company will not be a trustee of the money. If a dividend or other money has not been claimed for 10 years after it was declared or became due for payment, it will be forfeited and belong to the Company again unless the Board decides otherwise.

39	ACCOUNTS
A member has the right to inspect any accounting records or other book or document of the Company on request, on reasonable notice.
40	SECRETARY

40.1	The Secretary is appointed by the Board. The Board decide the terms and period of the appointment. The Board can also remove the Secretary. This does not affect any claim for damages against the Company for breach of any contract of employment the Secretary may have. The Board can appoint two or more people to be joint Secretaries. Each joint Secretary will be able individually to perform the functions, and exercise the powers, of the Secretary as if they are the sole Secretary.

40.2	The Board can also appoint one or more people to be assistant or deputy Secretaries or one person to be a temporary Secretary. The Board decide their terms and period of employment. The Board can also remove an assistant, a deputy or temporary Secretary. This does not affect any claim for damages against the Company for breach of any contract of employment they may have. Anything which the Articles require or allow to be done by the Secretary can also be done by an assistant, a deputy or temporary Secretary.

40.3	Anything which the legislation or the Articles require or allow to be done by or to a director and the Secretary cannot be done by or to one person acting as both a director and the Secretary.

40.4	A company may be appointed Secretary, or joint Secretary, deputy Secretary, temporary Secretary or assistant Secretary.

41	SEALS

41.1	The Board are responsible for arranging for the seal (if any) to be kept safely. The seal (if any) can only be used with the authority of the Board or a committee authorised by the Board. For the purposes of this Article, a committee authorised by the Board can consist solely of people who are not directors.

41.2	Every document which has the seal (if any) stamped on it must be signed autographically by:
•	one director and the Secretary;

•	one director and a witness

•	two directors; or

•	a person who is authorised to do so by the Board either generally or in relation to specific documents or documents of specific descriptions.
However, the Board can decide that specific documents or documents of specific descriptions can be printed, in any way, with a copy or representation of these signatures. The representation can be made or produced mechanically, electronically or in any other way the Board approve. The Board can also decide that certificates for securities which have the seal (if any) stamped on them do not need to be signed.

41.3	The Board can use all the powers given by the legislation relating to official seals for use abroad.

42	DOCUMENTS

42.1	A director or the Secretary has power to decide that any of the following are genuine and to certify copies of or extracts from them as true copies or extracts:
•	documents relating to the Company’s constitution;

•	resolutions passed by the members or a class of members, or by the Board or a Board committee; and

•	books, documents, records or accounts which relate to the Company’s business.
The Board can also give this power to other people.

42.2	A document which appears to be a copy of a resolution or an extract from the minutes of a meeting and which is certified as a true copy or extract as described in Article 42.1 is conclusive evidence for a person who deals with the Company on the strength of the document that the:

•	resolution has been properly passed; or

•	extract is a true and accurate record of the proceedings of a valid meeting.
42.3	The Company can destroy all:
•	transfer forms for shares, documents sent to support a transfer and any other

•	documents which were the basis for making an entry on the Company’s register of

•	members, six years after the date of registration;

•	dividend payment instructions and notifications of a change of address or name, two years after the date these were recorded;

•	cancelled share certificates, one year after the date they were cancelled; and

•	records of decisions (whether unanimous or by a majority) of the Board, ten years from the date of the decision recorded (these records must be kept in writing until then).
42.4	A document destroyed by the Company in accordance with Article 42.3 is conclusively treated as having been valid and effective in accordance with the Company’s records relating to the document. Any action of the Company in dealing with the document in accordance with its terms before it was destroyed is conclusively treated as having been properly taken.

42.5	Articles 42.3 and 42.4 only apply to documents which are destroyed in good faith and if the Company has not been informed that keeping the documents is relevant to any claim.

42.6	This Article does not make the Company liable if it:
•	destroys a document earlier than the time limit stated in Article 42.3;

•	does not comply with the conditions in Article 42.5; or

•	would not be liable if this Article did not exist.
42.7	This Article applies whether a document is destroyed or disposed of in some other way.

43	INDEMNITY

43.1	Subject to, and as far as the legislation allows, every director, former director and officer of the Company and of each of the Associated Companies of the Company will be indemnified by the Company out of its own funds against the following:
•	any liability incurred by or attaching to the directors or officers in connection with any negligence, default, breach of duty or breach of trust by the directors or officers in relation to the Company or any Associated Company of the Company other than any:
•	liability to the Company or any Associated Company; and

•	liability of the kind referred to in section 234(3) of the Act; and

•	other liability incurred by or attaching to the directors or officers in:

•	actually or seemingly carrying out their duties;

•	exercising or seemingly exercising their powers; and

•	any other activity connected to their duties, powers or office.
43.2	Subject to the Act, the Company may indemnify a director and former director of the Company and any Associated Company of the Company if the director is the trustee of an occupational pension scheme (within the meaning of section 235(6) of the Act).

43.3	Where a director or officer is indemnified against any liability in accordance with this Article, the indemnity will cover all costs, charges, losses, expenses and liabilities incurred by the directors or officers.

43.4	In this Article a company is an Associated Company of the Company if:
•	the company is a subsidiary of the Company;

•	the Company is a subsidiary of the company;

•	both the Company and the company are subsidiaries of the same company.
44	INSURANCE

44.1	In this Article each of the following is a Relevant Company:
•	the Company;

•	a holding company of the Company;

•	a body, whether or not incorporated, in which the Company or its holding company, or a predecessor of the Company or its holding company, has or had an interest, whether direct or indirect; and

•	a body, whether or not incorporated, which is in any way allied to or associated with the Company, or any subsidiary undertaking of the Company or such other body.
44.2	As far as the legislation allows and without limiting Article 43 in any way, the Board can arrange for the Company to purchase and maintain insurance against any liability for or for the benefit of:
•	any people who are or were at any time directors or officers of a Relevant Company; or

•	any people who are or were at any time a trustee of any pension fund or employees’ share scheme in which employees of any Relevant Company are interested.
This includes insurance against any liability incurred by or attaching to those people through any act or omission in:
•	actually or seemingly carrying out their duties;

•	exercising or seemingly exercising their powers; and

•	any other activity connected to their duties, powers or office;
in relation to any:
•	Relevant Company;

•	pension fund; or

•	employees’ share scheme;

and all costs, charges, losses, expenses and liabilities incurred by those people in relation to any act or omission.
45	DEFENCE EXPENDITURE

45.1	Subject to and as far as the legislation allows, the Company may:
•	provide a director, former director or officer of the Company or any Associated Company of the Company with funds to meet expenditure incurred or which a director or officer may incur in defending any criminal or civil proceedings in connection with any negligence, default, breach of duty or breach of trust by the director or officer in relation to the Company or an Associated Company of the Company or in connection with any application for relief under the provisions mentioned in section 205(5) of the Act; and

•	do anything to enable any of these directors or officers to avoid incurring that expenditure.
45.2	The terms set out in section 205(2) of the Act will apply to any provision of funds or other things done under Article 45.1.

45.3	Subject to and as far as the legislation, the Company may:
•	provide a director, former director or officer of the Company or any Associated Company of the Company with funds to meet expenditure incurred or which a director or officer may incur in defending an investigation by a regulatory authority or against action proposed to be taken by a regulatory authority in connection with any alleged negligence, default, breach of duty or breach of trust by the director or officer in relation to the Company or any Associated Company of the Company; and

•	do anything to enable any of these directors or officers to avoid incurring that expenditure.
45.4	In this Article a company is an Associated Company of the Company if:
•	the company is a subsidiary of the Company;

•	the Company is a subsidiary of the company;

•	both the Company and the company are subsidiaries of the same company.
46	RESERVES
The Board can set aside any profits of the Company and hold them in a reserve. The Board can decide to use these sums for any purpose for which the profits of the Company can lawfully be used. Pending their use, sums held in a reserve can either be used in the business of the Company or invested in any way the Board decide. The Board can divide the reserve into separate funds for special purposes and change the funds into which the reserve is divided. The Board can also carry forward any profits without holding them in a reserve. The Board must comply with the restrictions in the legislation which relate to reserve funds.

47	CAPITALISATION OF PROFITS

47.1	If the Board recommend this, members can pass an ordinary resolution to allow the Board to change into capital an amount which:
•	is part of the Company’s reserves (including previous premiums received when any shares were issued, capital redemption reserves or other undistributable reserves); or

•	the Company is holding as net profits.
47.2	The Board will use the sum which is changed into capital by setting it aside for the members who would have been entitled to it if it were distributed by way of dividend and in the same proportions. The sum set aside must be used on their behalf either in or towards paying up amounts, if any, which are at that time unpaid on any shares held by them respectively, or in paying up in full shares of the Company and to allot such shares and distribute them to members as bonus shares in proportion to their holdings of shares at the time. The shares can be ordinary shares or, if the rights of other existing shares allow this, shares of some other class.

47.3	If a difficulty arises in operating this Article, the Board can resolve it in any way which they decide. For example, they can decide that the benefit of fractions of shares belongs to the Company or that fractions are ignored or deal with fractions in some other way.

47.4	The Board can appoint a person to sign a contract with the Company on behalf of those who are entitled to shares under the resolution. Such a contract is binding on all concerned.

48	ASSETS TREATED AS REVENUE

If the legislation allows:
•	where an asset, business or property is bought by the Company as from a past date, the Board can decide that any of the related profits and losses as from that date can be added to the Company’s revenue account and treated for all purposes as profits or losses of the Company; and

•	where any securities are bought by the Company with any dividend or interest, the Board can decide that the dividend or interest can be treated as revenue rather than capital.
49	NOTICES AND MEANS OF COMMUNICATION

49.1	Any notice to be given to or by any person under the Articles must be in writing except that a notice calling a meeting of the Board need not be in writing.

49.2	Subject to the Articles, anything sent or supplied by or to the Company under these Articles may be sent or supplied in any way in which the Act provides for documents or information which are authorised or required by any provision of the Act to be sent or supplied by or to the Company.

49.3	Any notice or document may be served by the Company on any member, personally, by electronic communication, or by leaving it at or sending it through the post in a prepaid letter addressed to that member at their registered address which appears in the register of members or to another address, if any, as the holder directs in writing. Where a notice is sent by post, service of the notice will be treated as being delivered 72 hours after the letter containing it is posted and if served by electronic communication will be treated as being delivered the same day as the electronic communication was sent. In proving service it will be sufficient to prove that the letter containing the notice or document was, if the notice or document is served by post, properly addressed, stamped and put into the post or given to delivery agents with postage or delivery paid or that the notice or document, if served by electronic communication, was properly addressed and sent, or if left at the address was left there.

49.4	A member present, either in person or by proxy, at any meeting of the Company or of the holders of any class of shares in the Company will be treated as having received notice of the meeting and, where required, of the purposes for which it was called.

49.5	Every person who becomes entitled to a share will be bound by any notice in respect of that share which, before their name is entered in the register of members, has been duly given to a person from whom they derives their title.

49.6	Where under these Articles a document, including a proxy form, needs to be signed by a member or other person and it is in the form of an electronic communication, the Board may, if it chooses, disapply the requirement for a signature or require the electronic communication to be accompanied by any other evidence the Board may specify. The Company can designate mechanisms for validating any document of this kind, and any document not validated by the use of these mechanisms can be treated by the Company as never having been received by the Company or its agent.

50	WINDING UP
If the Company is wound up (whether the liquidation is voluntary, under supervision of the Court or by the Court) the liquidator can, with the authority of a special resolution passed by the members, divide among the members all or any part of the assets of the Company. This applies whether the assets consist of property of one kind or different kinds.
For this purpose, the liquidator can place whatever value the liquidator considers fair on any property and decide how the division is carried out between members or different groups of members. The liquidator can also, with the same authority, transfer any assets to trustees upon any trusts for the benefit of members which the liquidator decides. The liquidation of the Company can then be finalised and the Company dissolved. No past or present members can be compelled to accept any shares or other property under this Article which could give them a liability.